Exhibit 10.17

SHARE PURCHASE AGREEMENT

between

Cho, Hyeongseok

as Seller

and

K Enter Holdings Inc.

as Purchaser

March 31, 2023

TABLE OF CONTENTS

ARTICLE 1. DEFINITIONS		3

ARTICLE 2. SALE AND PURCHASE OF THE SALE SHARES		7
2.1	Purchase and Sale	7
2.2	Purchase Price	7
2.3	Default Interest	8

ARTICLE 3. CLOSING		8
3.1.	Closing	8
3.2.	Seller’s Actions at Closing	9
3.3.	Purchaser’s Actions at Closing	9

ARTICLE 4. REPRESENTATIONS AND WARRANTIES		10
4.1.	Seller’s Representations and Warranties Relating to the Seller	10
4.2.	Seller’s Representations and Warranties Relating to the Company	10
4.3.	Purchaser’s Representations and Warranties Relating to the Purchaser	10

ARTICLE 5. COVENANTS		10
5.1.	Pre-Closing Covenants	10
5.2	Post-Closing Covenants	12

ARTICLE 6. CONDITIONS PRECEDENT TO CLOSING		14
6.1.	Conditions Precedent to the Obligations of the Purchaser	14
6.2.	Conditions Precedent to the Obligations of the Seller	15
6.3.	Non-fulfillment of Conditions Precedent	15

ARTICLE 7. INDEMNIFICATION		15
7.1	Indemnification by the Seller	15
7.2	Indemnification by the Purchaser	16
7.3	Treatment of Indemnification	16
7.4	Survival of the Representations and Warranties	16
7.5	Limitations on Indemnification	16

ARTICLE 8. TERMINATION		19
8.1	Termination by Mutual Agreement	19
8.2	Termination by the Seller or the Purchaser	19
8.3	Effect of Termination	19

ARTICLE 9. MISCELLANEOUS		20
9.1	Confidentiality	20
9.2	Entire Agreement	20
9.3	Amendment	20
9.4	Waivers	21
9.5	No Assignment	21
9.6	Expenses; Taxes	21
9.7	Notices	21
9.8	Severability	22
9.9	Counterparts	22
9.10	Governing Law; Dispute Resolution	23

EXHIBIT 2.2

EXHIBIT 4.1

EXHIBIT 4.2

EXHIBIT 4.2(17)

EXHIBIT 4.3

EXHIBIT 5.1(3)(III)

EXHIBIT 5.1(10)

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into on March 31st, 2023 (the “Execution Date”) by and between:

(i)	Cho, Hyeongseok, an individual (Date of Birth: January 23, 1977) having his address at #A-4001, 299 Omok-ro (Mokdong Trapalace Western Avenue), Yangcheon-gu, Seoul, the Republic of Korea (“Korea”) (the “Seller”); and

(ii)	K Enter Holdings Inc., a company having its principal place of business at 16192 Coastal Highway, Lewes, Delaware 19958, Count of Sussex (the “Purchaser”).

The Seller and the Purchaser shall hereinafter be referred to individually as a “Party” and collectively as the “Parties.”

WITNESSETH

WHEREAS, as of the Execution Date, the Seller is the owner of 83,418 shares of common stock with par value of KRW 5,000 per share of Play Company Co., Ltd., a company having its principal place of business at 20th Fl., Building A Business Tower, Nuriggum Square Bldg. (Sangam-dong), 396 World Cup buk-ro, Mapo-gu, Seoul, Korea (the “Company”);

WHEREAS, the Purchaser is an entity tantamount to a holding company that is currently planning and in pursuit of a corporate restructuring whereby it will hold stakes in Korean companies, including the Company, engaged in the drama production, entertainment and entertainment-related technology businesses. The Purchaser intends to, upon completion of the aforementioned restructuring, proceed with a merger transaction with a Special Purpose Acquisition Company listed on a US securities market (the “SPAC”) of the Purchaser’s choosing; and

WHEREAS, pursuant to this Agreement, the Seller desires to sell and transfer to the Purchaser, and the Purchaser desires to acquire and purchase from the Seller, 83,418 shares of common stock of the Company owned by the Seller (the “Sale Shares”).

NOW, THEREFORE, the Parties hereby agree as follows:

ARTICLE 1. DEFINITIONS

Unless otherwise defined in this Agreement, the following capitalized terms used in this Agreement shall have the respective meanings set forth below:

“Affiliate” means “affiliated companies” (gaeyul hoesa in Korean) as defined in the Monopoly Regulation and Fair Trade Act of Korea (the “Fair Trade Act”).

“Business Day” means any day on which commercial banks are open for business in Korea (i.e. other than such days as Saturday, Sunday and public holidays in Korea).

“Closing” and “Closing Date” have the meaning set forth in Section 3.1.

“Encumbrances” means any legal or contractual restrictions to any rights such as ownership rights, right to profit, right to use, voting right and right to dispose, including lien, pledge, usufruct right, seizure, provisional seizure, right of first refusal, buyback or repurchase agreement, options and other similar encumbrances.

“Fundamental Representations and Warranties” means the representations and warranties set forth in (i) Exhibit 4.1, (ii) Sections 1 to 3 of Exhibit 4.2, and (iii) Sections 1 to 4 of Exhibit 4.3.

“Governmental Authority” means any Korean or foreign legislative, administrative and judicial authority or any other instrumentality authorized thereby to exercise such authority, or exercising similar authority or performing similar function (including arbitral institutions and stock exchanges).

“Intellectual Property Rights” means, whether registered or applied for registration (whether permitted or otherwise) and irrespective of the country or region having jurisdiction, inventions, patents, conceptions, utility model rights, design rights, trade dress, trademarks, service marks, copyrights, computer programs, data base, trade secret, domain name, know-how and rights to practice, use or perform each of the foregoing, goodwill and other similar rights, and registrations or applications related thereto.

“Knowledge of the Seller” means the Seller’s or the Company’s officer’s (i) actual knowledge; or (ii) knowledge that it should have had in the exercise of ordinary due care.

“Law” means any constitution, law, treaty, convention, order, rules, ordinance, regulation, enforcement rules and any and all other regulations and rules enacted and enforced by a Governmental Authority in Korea or a foreign country that are validly in effect and that have legal force as of the relevant date.

“Legal Proceeding” means any dispute, suit, hearing, court proceeding, application, arbitration, mediation, inquiry, investigation or other proceeding and claims therefor, delivery or receipt of statements, filing of a complaint, accusation, reporting, notification of violation, or other dispute or similar proceeding, irrespective of the relevant jurisdiction, type and legal nature and whether formally initiated, whether on the merits, and whether of a civil, criminal, administrative or constitutional nature.

“Liabilities” means any debt or any other similar obligations (including, but not limited to, contingent liabilities) that may be recognized as liabilities in accordance with general accounting standards.

“Material Adverse Effect” means any fact, event, circumstance, effect or change (collectively, an “Event”) that, individually or in the aggregate, (i) is or could reasonably be expected to be materially adverse to the business, assets, Liabilities or financial condition, or (ii) may or could reasonably be expected to materially interfere with or delay or render unlawful the consummation of the Transaction or the Closing. Notwithstanding the foregoing, the occurrence of any of the following or any Event arising therefrom shall not be deemed as a Material Adverse Effect, and shall not be considered in determining whether a Material Adverse Effect has occurred (provided, however, that if such Event has disproportionately adverse effect or change on the Company alone as compared to other companies engaged in the identical or similar business to that of the Company, the Event shall be considered in determining whether a Material Adverse Effect has occurred): (a) changes in the Korean or international economic, political, or social environment; (b) general changes in the industry or market in which the Company operates; (c) war, natural disasters, terrorism, civil war, or epidemic or pandemic diseases, including COVID-19; (d) changes in financial or securities markets (including changes in interest rates, exchange rates, stock prices, or indices); (e) changes in Laws, generally accepted accounting principles or accounting standards, or interpretations thereof; (f) the announcement, reporting, or disclosure of the Transaction or this Agreement, or the performance of any obligations or actions contemplated by this Agreement; (g) actions taken with the consent or at the request of the Purchaser; or (h) failure to meet projections, expectations, or forecasts regarding the Company’s internal or publicly disclosed outlook, sales, profits, or other financial or operational performance (for the avoidance of doubt, however, the very fact, circumstance, or event that caused the failure to meet such projections, expectations or forecasts shall be considered in determining whether a Material Adverse Effect has occurred).

“Material Contract” means any of the following written or oral contracts to which the Company is a party. For the purposes of calculating thresholds set forth below, contracts comprising the same transaction or series of related transactions shall be deemed to constitute a single contract:

1.	any agreement for the purchase or supply of goods or services for the price (or in the case of continued transactions, the annual price) of KRW 1,000,000,000 or higher;

2.	any real estate sale and purchase agreement or a lease or sublease agreement (whether the Company is the lessee, lessor, sublessee or sublessor) regarding a real estate or personal effects for the annual rent (or annual lease fee) of KRW 200,000,000 or higher;

3.	any contract on the lending or borrowing of monies, on the issuance of debentures, on provision of the Company’s assets as collateral or pledges or on the acceptance thereof from a third party, on the provision or acceptance of guarantee by the Company, or on assumption of Liabilities by the Company;

4.	any contract relating to the grant of a license with respect to any Intellectual Property Right, whether granted by or to the Company (other than those relating to any off-the-shelf software which is entered into in the Ordinary Course of Business for the annual license fee not exceeding KRW 200,000,000);

5.	any contract granting to any third party any veto or consent right relating to the decision-making of the Company or a right to appoint or recommend a member of the board of directors of the Company or any committee thereof or to otherwise participate in the management of the Company;

6.	any contract creating joint venture, consortium, cooperation, partnership or similar legal relationship whereby the Company shares investments, loss and profit, revenue, expenses, or liabilities with another person;

7.	any contract relating to a merger, division, division and merger, transfer or acquisition of all or part of business, comprehensive transfer or exchange of shares, sale and purchase of shares or equity interest, or other similar transaction, whether resulting in a change of control or management right;

8.	any contract, other than those entered into in the Ordinary Course of Business, which contains a provision on exclusivity, non-competition, non-solicitation, minimum volume commitment, assignment of obligations (including Take or Pay), most-favored nation treatment or restrictions upon contract price increase, imposes restrictions upon the Company with respect to its area of business, contracting party, business territories or business period, or contains a provision otherwise restricting the Company’s freedom to conduct business within Korea or overseas;

9.	any confidentiality agreements other than those entered into in the Ordinary Course of Business;

10.	any contract which, upon a change of control or management rights of the Company, (i) grants the counterparty thereto the right to terminate or revoke it or to consent or approve; (ii) obligates the Company to inform or notify the counterparty; or (iii) may expose the Company to disadvantages such as automatic termination or acceleration (the “CoC Contracts”);

11.	any contract providing for a call option right, put option right, or other similar right relating to securities or assets the value of which is KRW 300,000,000 or higher;

12.	any collective bargaining agreement, wage agreement or other similar agreement entered into with a labor union or the employee representative;

13.	any contract entered into with any current or formal officer or employee of the Company, any workers dispatch business owner or an outside service company in connection with services inclusive of the dispatch of workers;

14.	any contract with a Governmental Authority (including any subcontract or sub-subcontract the ultimate contract counterparty of which is a Governmental Authority);

15.	any contract with a Related Party;

16.	any contract the default, breach, expiration, revocation, or termination of which may result in or cause a Material Adverse Effect upon the Company; and

17.	any contract that does not fall under any of the above and, however so described or categorized, bring an economic burden of KRW 500,000,000 or higher on the Company.

“Ordinary Course of Business” means lawful actions taken by the Company, in continuing its operations, within the scope of its business normally conducted and consistent with its past normal day-to-day business practices in terms of volume, quality and frequency.

“Related Party” means a person falling under the scope of a related party as defined under the Korean Commercial Code, the Fair Trade Act, the Corporate Tax Act, and/or the Framework Act on National Taxes.

“Permit” means all patents, permits, authorizations, licenses, approvals, filings, registrations, consents, notices, reports, and decisions issued from or required to be filed with Governmental Authorities under relevant Laws.

“Properly Disclosed” means matters provided by the Seller to the Purchaser on or prior to the Execution Date in such manner and substance that would allow a reasonable person to properly analyze and discern the content and effects thereof and includes, to the extent included in the materials provided via the Virtual Data Room, or electronic mails or attachments thereto or responses to the Seller’s and/or its officer/employee’s inquiries or information requests, made or conducted during the course of the Transaction.

“Purchase Price” has the meaning set forth in Section 2.2.

“Tax” means any national taxes, local taxes, customs duties and other of taxes of any and all kind (including penalty taxes, late payment fine, additional taxes, and withholding taxes) imposed by or paid to any Governmental Authority.

“Transaction” means (i) the sale and purchase of the Sale Shares to be undertaken by the Parties pursuant to this Agreement and (ii) the performance of the obligations and covenants by the Parties under this Agreement.

ARTICLE 2. SALE AND PURCHASE OF THE SALE SHARES

2.1	Purchase and Sale.

Subject to the terms and conditions set forth in this Agreement, the Seller agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Seller, the Sale Shares.

2.2	Purchase Price.

(1)	The purchase price for the Sale Shares payable by the Purchaser to the Seller under this Agreement shall be One Hundred Sixty Three Billion Seven Hundred Thirty Two Million Eighteen Thousand Korean Won (KRW 163,732,018,000) as determined based on the per share price of One Million Nine Hundred Sixty Two Thousand Seven Hundred Ninety Korean Won (KRW 1,962,790, if adjusted as set forth in this Agreement, as finally determined after reflecting such adjustment; the “Purchase Price”), which shall be settled via delivery of newly issued shares of the SPAC (the portion to be settled by such delivery of newly issued shares of the SPAC shall hereinafter be referred to as the “Share Issuance Portion”) and payment of cash (for the avoidance of doubt, in KRW, the portion to be paid in cash shall hereinafter be referred to as the “Cash Payment Portion”). The payment schedule of and adjustments to the Cash Payment Portion shall be as set forth in Exhibit 2.2, and the Share Issuance Portion shall be settled by delivery of newly issued shares of the SPAC whose aggregate value is equivalent to One Hundred Twenty Seven Billion Five Hundred Million Korean Won (KRW 127,500,000,000, i.e., amount equivalent to the portion of the Purchase Price corresponding to the Share Issuance Portion), where any fractional share shall be settled by increasing the Cash Payment Portion by a KRW amount equivalent thereto and the exchange rate to be applied shall be the exchange rate first published by KEB Hana Bank on the date which is one (1) Business Day prior to the date upon which the Share Issuance Portion shall be delivered.

(2)	The issuance of the newly issued shares of the SPAC under Section 2.2(1) shall be performed promptly to the extent practically feasible after the closing of the transaction under the merger agreement to be entered into between the Purchaser and the SPAC (the “Merger Agreement”) (and in any event no later than sixty (60) days after the closing date of the transaction contemplated under the Merger Agreement). The shares to be delivered under Section 2.2(1) shall (i) have been listed on the securities exchange agreed by the Parties; (ii) be free and clear of any Encumbrance other than a lock-up arrangement agreed by the Parties in advance (the duration of which, for the avoidance of doubt, shall not exceed six (6) months); and (iii) be delivered by the Purchaser to the Seller with the foregoing covenants, representations and warranties. The Purchaser shall take measures and manners which would allow lawful and valid transfer of title to the relevant shares (e.g. transfer via a securities trading account), and the Seller shall cooperate with respect to measures reasonably requested by the Purchaser in furtherance thereof.

2.3	Default Interest.

In the event that the Purchaser fails to pay the Purchase Price when due, the Purchaser shall pay to the Seller a default interest on such unpaid amount as calculated at the rate of fifteen percent (15%) per annum for the period from the relevant due date till the day immediately proceeding the date of actual payment.

ARTICLE 3. CLOSING

3.1.	Closing.

The closing of the transaction relating to the sale and purchase of the Sale Shares (the “Closing”) shall, subject to the satisfaction (or waiver by a Party in accordance with Article 5) of all of the conditions precedent to the Closing set forth in Article 5, take place on the date upon which the execution and performance of the Merger Agreement shall have each been approved at the meeting of the shareholders of the Purchaser and the SPAC (in the event where the dates of approval differ, the later date) or such other date as agreed by the Parties (the “Closing Date”) at the offices of Lee & Ko located at 18F, New Hanjin Building, 63 Namdaemun-ro, Jung-gu, Seoul 04532, Korea or such other place as agreed by the Parties.

3.2.	Seller’s Actions at the Closing.

On the Closing Date, simultaneously with the Purchaser’s performance of its obligations set forth in Section 3.3, the Seller shall deliver the following to the Purchaser:

(1)	(i) the physical share certificates representing the Sale Shares; and (ii) original copy of the register of shareholders of the Company specifying the Purchaser as the shareholder of the Company as of the Closing Date (or if share certificates representing the Sale Shares have not been issued, an original copy of each of the following shall be delivered to the Purchaser: (a) a certificate of non-issuance of share certificates issued by the Company; (b) a fixed-date stamped letter of consent, issued in the name of the Company, to the sale and purchase of the Sale Shares; and (c) the register of shareholders issued by the Company specifying the Purchaser as the holder of the Sale Shares as of the Closing Date);

(2)	original copies of resignation letters of all of the registered directors and officers of the Company, which shall be affixed with a registered seal of each person and provided together with a certificate of the registered seal and other documents required to effect registration of the resignation as attachments thereto) in accordance with Section 5.1(6);

(3)	certified true copy of the original minutes of the extraordinary shareholders’ meeting to prove that the Company held the extraordinary shareholders’ meeting to appoint the persons designated by the Purchaser as registered directors and officers of the Company as of the Closing Date subject to the occurrence of the Closing, and such other documents reasonably requested by the Purchaser for the registration of the appointed registered directors and officers; and

(4)	all other documents or instruments reasonably requested by the Purchaser.

3.3.	Purchaser’s Actions at the Closing.

On the Closing Date, simultaneously with the Seller’s performance of its obligations set forth in Section 3.2, the Purchaser shall deliver the following to the Seller

(1)	such documents as reasonably requested by the Seller to confirm the satisfaction of the conditions precedent to the Closing.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES

4.1.	Seller’s Representations and Warranties Relating to the Seller.

The Seller represents and warrants to the Purchaser that the statements contained in Exhibit 4.1 are true and correct as of the Execution Date and the Closing Date (or, if specified otherwise in the relevant provisions, as of such specified date).

4.2.	Seller’s Representations and Warranties Relating to the Company.

Except as Properly Disclosed, the Seller represents and warrants to the Purchaser that the statements contained in Exhibit 4.2 are true and correct as of the Execution Date and the Closing Date (or, if specified otherwise in the relevant provisions, as of such specified date).

4.3.	Purchaser’s Representations and Warranties Relating to the Purchaser.

The Purchaser represents and warrants to the Seller that the statements contained in Exhibit 4.3 are true and correct as of the Execution Date and the Closing Date (or, if specified otherwise in the relevant provisions, as of such specified date).

ARTICLE 5. COVENANTS

5.1.	Pre-Closing Covenants.

From the Execution Date through the Closing Date, each Party hereby covenants as follows:

(1)	Best Efforts. Each Party shall, and the Seller shall cause the Company to, use its best efforts to promptly satisfy the conditions precedent to Closing set forth in Article 6.

(2)	Notification of Certain Matters. Each Party shall promptly notify the other Party in writing of the occurrence or becoming aware of any Event which has resulted or caused or could reasonably be expected to result or cause: (i) a Material Adverse Effect, (ii) a breach of any representations and warranties, (iii) a breach of any covenant or other obligation, or (iv) non-satisfaction of any condition precedent to the Closing. Any notice given pursuant to this Section 5.1(2) shall not affect any right of the relevant Party under this Agreement and shall not be deemed to cure any breach of any provision of this Agreement by the other Party.

(3)	Conduct of Business. Unless agreed in advance in writing by the Purchaser, the Seller shall (i) operate the business of the Company in the Ordinary Course of Business, (ii) use best efforts to cause the Company to maintain its business, organization, Permits, goodwill, and employees, and its ordinary business relationships with its customers, suppliers, lenders, Governmental Authorities and other parties having contractual or business relationships with the Company, consistent with the past practice and (iii) ensure that the Company shall not engage in any activities set forth in Exhibit 5.1(3)(iii).

(4)	No Shop. The Seller shall not, directly or indirectly (including, but not limited to, by causing the Company, its Related Parties, directors and officers, shareholders or their representatives not to) solicit, propose, enter into any discussions, execute contracts or documents, whether binding or non-binding, or otherwise communicate with any persons other than the Purchaser to effectuate any transaction similar to, or conflicting with, the Transaction, or furnish or provide to such persons, information, materials, or opportunity to conduct due diligence on the Company or the Seller in connection therewith.

(5)	Access to Information. The Seller shall cause the Company to afford to the Purchaser and its representatives access to the Company’s offices, factories and premises, its employees and officers, customers and the counterparties to any Material Contracts, and its contracts, books, records and other documents concerning the Company, and to promptly provide such materials or information concerning the Company as reasonably requested by the Purchaser and its representatives and shall take necessary actions for such provision of access or information; provided, however, that provision of access to information under this Section 5.1(5) shall be limited to during normal business hours and to the extent not materially interfering with the normal operations of the Company. For the avoidance of doubt, unless otherwise required by this Agreement, the Purchaser’s receipt of the materials or information and obtaining knowledge thereof shall not be construed as waiver of, or otherwise affect, any representation, warranty, covenant or other agreements provided by the Seller under this Agreement.

(6)	Resignation. The Seller shall ensure that those persons designated by the Purchaser will, subject to the occurrence of the Closing, resign from their respective positions as registered officers on or prior to the Closing Date, obtain from them resignation letters (unto which registered seal shall be affixed and which shall be submitted together with certificates of seal impression and other documents needed to register the resignation) and deliver the original copies of such resignation letters to the Purchaser on the Closing Date.

(7)	Shareholders’ Meeting, Etc. The Seller shall cause the Company to lawfully convene an extraordinary shareholders’ meeting on the Closing Date so that any internal procedures of the Company can be taken as necessary for such agenda requested by the Purchaser, including the appointment of directors and auditor designated by the Purchaser, to be lawfully resolved at the meeting subject to the occurrence of the Closing.

(8)	Third Party Consents. As necessary or required under any CoC Contract, the Seller shall cause the Company to (i) obtain in writing the waiver of the termination and revocation right or the written consent thereto from, (ii) provide written notice or communication to, or (iii) obtain in writing the deemed absence of automatic termination of acceleration or the waiver or release of the resulting right from, the counterparty to the CoC Contract.

(9)	Business Combination Report, Etc. The Seller shall accommodate requests for materials and other reasonable cooperation that the Purchaser may make for the filing of a business combination report relating to the Transaction.

(10)	Keun-Pledge. Subject to the acceptance of relevant foreign exchange reporting, the Seller shall enter into a Keun-Pledge Agreement (the “Keun-Pledge Agreement”) with the Purchaser in the form set forth under Exhibit 5.1(10), whereby the Seller shall establish a Keun-pledge on the Sale Shares in favor of the Purchaser as the Keun-pledgee to secure the performance of the Seller’s obligations under this Agreement. The Seller hereby agrees to promptly proceed with the relevant foreign exchange reporting after the Execution Date, and the Keun-Pledge Agreement shall be executed immediately after the acceptance of such reporting; provided, however, the Keun-Pledge Agreement shall in any event be executed no later than seven (7) Business Days from the Execution Date, which period may be extended upon mutual agreement of the Parties.

(11)	Merger-related Matters. The Purchaser shall provide the Seller with written notice of any material progress, schedule, and procedures relating to the merger between the Purchaser and the SPAC, and shall provide the Seller with such information and materials as reasonably requested by the Seller. The Purchaser shall use its best efforts to ensure that the foregoing merger proceeds lawfully in accordance with the schedule and procedures notified to the Seller.

5.2	Post-Closing Covenants.

Following the Closing, each of the Seller and the Purchaser hereby covenants as follows:

(1)	Non-Competition. From the Execution Date until the fifth (5th) anniversary of the Closing Date, the Seller shall not, directly or indirectly through stock ownership, contract or its Affiliate or the Related Parties or in other similar indirect methods, engage in any business similar to or competing with that of the Company as conducted as of the Execution Date (the “Competing Business”) or any other similar action throughout the world; provided, however, the restrictions set forth in this Section 5.2(1) shall not apply to (i) operation of any business in which the Seller was directly or indirectly (including through its Affiliate or Related Parties) engaged prior to the Execution Date; and (ii) acquisition and holding, solely for investment purposes, of one percent (1%) or less of the total issued and outstanding shares of a listed company or ten percent (10%) or less of the total issued and outstanding shares of a privately held company, engaged in a Competing Business, exclusive of shares already held by the Seller (including through its Affiliates and Related Parties) as of the Execution Date.

(2)	Non-Solicitation. From the Execution Date until the fifth (5th) anniversary of the Closing Date, the Seller shall not, directly or indirectly through its Affiliate or Related Parties, (i) solicit any customers, buyers, suppliers or other material business counterparties of the Company or induce any such party to suspend business with the Company or (ii) appoint, employ, or induce for appointment or employment, any of the officers and employees of the Company, or entice them to retire or resign from the Company.

(3)	Business Combination Report, Etc. The Seller shall accommodate requests for materials and other reasonable cooperation that the Purchaser may make for the filing of a business combination report relating to the Transaction.

(4)	Call Option for Shares of Play F&B Co., Ltd. The Seller and the Company hereby agree to enter into a call option agreement prior to the Closing Date, under which the Seller will be granted with an option to acquire the shares of Play F&B Co., Ltd. held by the Company within three (3) years from the Closing Date, and the Purchaser hereby agrees to the execution. The exercise price for the call option shall be the book value of Play F&B Co., Ltd. on the financial statements of the Company as of the end of Fiscal Year 2022 prepared in accordance with K-GAAP.

(5)	Remuneration for the Representative Director. The Purchaser and the Seller hereby agree to reach, on or prior to the Closing Date, an agreement on the standards for remuneration and performance-based bonus payable to the Seller as the representative director of the Company, and the Parties shall cause the Company to take all necessary steps to execute such agreement. The Seller and the Purchaser hereby agree to discuss the remuneration and performance-based bonus of the representative director based on the funds allocated to salary increase and performance-based bonus paid over the previous three (3) years (in comparison with the operating profits) and shall establish the standards in such way to ensure that the representative director’s renumeration and performance-based bonus be determined by reflecting the minimum inflation rate.

(6)	Compensation of Loss Caused by Disposal of the New Shares Issues by the SPAC. If, within the three (3)-month period (the “Sale Period”) following the end of the six (6)-month lock-up period after the listing of the newly issued shares of the SPAC (i.e. Share Issuance Portion) on the Nasdaq market, the Seller disposes of the newly issued shares of the SPAC at a per share price less than the per-share value of such newly issued shares of the SPAC upon receipt by the Seller as the Share Issuance Portion under this Agreement, the Purchaser shall compensate the Seller for such shortfall by not later than January 31, 2027, provided, however, the following amount shall be deducted from the shortfall to be compensated by the Purchaser: (i) the gains on disposition realized by the Seller from the sale(s) of the Share Issuance Portion made until December 31, 2026; and (ii) the gains on valuation of the portion of the Share Issuance Portion that remains to be held by the Seller as of December 31, 2026 (i.e. the amount determined by multiplying (a) the number of the remaining shares by (b) the average closing price from December 1, 2026 to December 31, 2026). The treatment under this Section 5.2(6) shall be deemed an adjustment to the Purchase Price.

(7)	Continued Service as the Representative Director. Unless otherwise determined by the board of director of the Company, from the Execution Date until the fifth (5th) anniversary of the Closing Date, the Seller may not resign from the office of the representative director of the Company and shall faithfully carry out the management activities of the Company based on the duty of care as a prudent manager, the fiduciary duty, and the duty of loyalty (unless, as reasonably determined, the Seller becomes unable to perform the duties of the representative director due to a serious illness, a material breach of contractual obligations by the Company and/or the Purchaser, the removal of the Seller without just cause, or otherwise through no fault on the part of the Seller, in which case the Seller shall not be deemed to have breached this Agreement). In the event that the Seller resigns from the office of the representative director of the Company in violation of this Section, the Seller shall pay to the Purchaser a penalty in the amount equal to the greater of (i) an amount equivalent to fifty percent (50%) of the Purchase Price; and (ii) Eighty One Billion Eight Hundred Million Korean Won (KRW 81,800,000,000).

(8)	Block Deal. In the event that the Seller intends to sell newly issued shares of the SPAC (Share Issuance Portion) that is equivalent to KRW 10,000,000,000 or higher on a given single one (1) Business Day, the Seller shall implement such sale by no means other than a block deal.

ARTICLE 6. CONDITIONS PRECEDENT TO CLOSING

6.1.	Conditions Precedent to the Obligations of the Purchaser.

The Purchaser’s obligation to effectuate the Closing hereunder shall be subject to the fulfillment of the following conditions, unless waived in writing by the Purchaser:

(1)	With respect to the representations and warranties of the Seller in Sections 4.1 and 4.2, the Fundamental Representations, in all respects, and the other representations and warranties, in all material respect, shall be true and correct as of the Execution Date and the Closing Date (or, if the representations and warranties expressly address matters only as of a certain date or time, such date or time);

(2)	The Seller shall have performed in all respects all the covenants and obligations required by this Agreement to be performed or complied with by the Seller on or prior to the Closing Date;

(3)	No order, ruling, or other measures of any Governmental Authority prohibits or materially restrains the Transaction;

(4)	The Merger Agreement shall have been validly and effectively executed and approved by the shareholders’ meetings of the Purchaser and the SPAC, respectively;

(5)	All Permits and approvals required to be obtained by the Parties on or prior to the Closing Date for the Closing of the Transaction, including the foreign investment reporting under the Foreign Investment Promotion Act of Korea, the securities acquisition reporting and/or the foreign direct investment reporting under the Foreign Exchange Transaction Act of Korea and the Enforcement Decree thereof (if applicable), have been lawfully obtained and completed by the Parties; and

(6)	The Keun-Pledge Agreement shall have been executed and the Keun-pledge (Geun Jil Gwon in Korean) shall have been established in accordance with Section 5.1(10) (for the avoidance of doubt, the Keun-pledge shall be released upon the occurrence of the Closing hereunder).

6.2.	Conditions Precedent to the Obligations of the Seller.

The Seller’s obligation to effectuate the Closing hereunder shall be subject to the fulfillment of the following conditions, unless waived in writing by the Seller:

(1)	With respect to the representations and warranties of the Purchaser in Section 4.3, the Fundamental Representations, in all respects, and the other representations and warranties, in all material respect, shall be true and correct as of the Execution Date and the Closing Date (or, if the representations and warranties expressly address matters only as of a certain date or time, such date or time);

(2)	The Purchaser shall have performed in all respects the covenants and obligations required by this Agreement to be performed or complied with by the Purchaser on or prior to the Closing Date;

(3)	No order, ruling, or other measures of any Governmental Authority that prohibits or materially restrains the Transaction;

(4)	The Merger Agreement shall have been validly and effectively executed, and approved by the shareholders’ meetings of the Purchaser and the SPAC, respectively; and

(5)	All Permits and approvals required to be obtained by the Parties on or prior to the Closing Date for the Closing of the Transaction, including the foreign investment reporting under the Foreign Investment Promotion Act of Korea, the securities acquisition reporting and/or the foreign direct investment reporting under the Foreign Exchange Transaction Act of Korean and the Enforcement Decree thereof (if applicable), have been lawfully obtained and completed by the Parties.

6.3.	Non-fulfillment of Conditions Precedent.

In the event any condition precedent set forth in this Article 6 is not fulfilled due to either Party’s fault, the Party may not relay on the non-fulfillment of such condition precedent.

ARTICLE 7. INDEMNIFICATION

7.1	Indemnification by the Seller.

The Seller shall indemnify the Purchaser for losses incurred out of a breach by the Seller of its representation, warranty, or covenant contained herein and other obligations hereunder.

7.2	Indemnification by the Purchaser.

The Purchaser shall indemnify the Seller for losses incurred arising out of a breach by the Purchaser of its representation, warranty, or covenant contained herein or other obligations hereunder.

7.3	Treatment of Indemnification.

All indemnification payments made under this Agreement shall be deemed as adjustments to the Purchaser Price to the extent not conflicting with applicable Law.

7.4	Survival of the Representations and Warranties.

(1)	The representations and warranties of each Party under this Agreement shall remain valid and effective until the date that is eighteen (18) months from the Closing Date, except that (i) the Fundamental Representations and Warranties shall remain valid and effective indefinitely; (ii) the representations and warranties under Section 14 (Intellectual Property) of Exhibit 4.2 shall remain valid and effective for a period of three (3) years after the Closing Date; and (iii) the representations and warranties under Section 11 (Tax Matter) of Exhibit 4.2 shall remain valid and effective for a period of five (5) years after the Closing Date.

(2)	The survival period of the representations and warranties provided in Section 7.4(1) shall not apply in the event of fraud or intentional concealment regarding a breach of such representation or warranty. For the avoidance of doubt, no survival period shall apply in the case of a breach of a covenant or other obligation under this Agreement.

(3)	The Party making an indemnification claim under Section 7.1 or 7.2 (the “Indemnified Party”) shall provide notice to the other Party (the “Indemnifying Party”) of any inaccuracy or incompleteness in any representation or warranty made by the Indemnifying Party under this Agreement within the survival period of such representation or warranty, setting forth in reasonable detail the basis for any such claim for breach and the amount of loss caused by the breach (for the avoidance of doubt, the amount of loss means a reasonable estimate of loss as of the date of such notice to the extent available or, if such estimate is not then available, a range or a formula). For the avoidance of doubt, if such notice is provided under this Section 7.4(3), the Indemnified Party shall be entitled to seek indemnification for a breach of a representation or warranty after the expiration of the survival period for such representation or warranty, but if such notice is not provided within the survival period, the right to seek indemnification shall be forfeited for the relevant representation or warranty.

7.5	Limitations on Indemnification.

(1)	If the Indemnified Party becomes aware of any Event that may give rise to a loss, the Indemnified Party shall take reasonable measures necessary to mitigate such loss, and the Indemnified Party shall not be entitled to recover any loss caused or added by the direct causal link with the absence of such measures.

(2)	The indemnification obligations under this Agreement shall not be cumulative by reason of the facts or circumstances giving rise to indemnification constitute a breach of multiple representations, warranties, covenants or obligations.

(3)	The Indemnifying Party shall in no event be liable for any special damages arising out of or in connection with the Indemnifying Party’s breach of representations, warranties, covenants or other obligations under this Agreement. The Indemnified Party shall in no event be entitled to recover damages determined based on a method under which a multiple is applied to such items as revenue, earnings, cash flow or assets.

(4)	The Indemnifying Party shall not be liable for any additional or aggravated damages incurred by the Indemnified Party due to any actions undertaken by the Indemnified Party after the Closing.

(5)	If, prior to the Indemnifying Party’s fulfillment of its indemnification obligation under this Agreement, the Indemnified Party receives or becomes entitled to receive any money or benefit (including insurance proceeds) from a third party in respect of any loss in respect of which indemnity may be claimed under this Agreement, the Indemnified Party shall use its reasonable efforts to claim and receive such money or benefit from the third party, and the amount of the indemnity claimable by the Indemnified Party against the Indemnifying Party under this Agreement shall be reduced by the amount of such money or benefit if actually received by the Indemnified Party from the third party (but after deducting therefrom any reasonable costs and expenses incurred by the Indemnified Party in connection with claiming or receiving such amount, including but not limited to legal fees and expenses and increased insurance premiums). If the Indemnified Party receives any money or benefit (including insurance proceeds) from a third party in respect of any loss for which indemnity may be claimed under this Agreement after the Indemnifying Party has fulfilled its indemnification obligation, the Indemnified Party shall promptly pay to the Indemnifying Party the sum of (x) the amount indemnified by the Indemnifying Party and (y) the amount of such money or benefit received from the third party (but after deducting therefrom any reasonable costs and expenses incurred by the Indemnified Party in connection with claiming or receiving such amount, including but not limited to legal fees and expenses and increased insurance premiums) in excess of the actual loss incurred by the Indemnified Party.

(6)	Unless otherwise provided in this Agreement, the Seller shall be liable for damages pursuant to Sections 7.1 and/or 7.2 with respect to a breach of representation and warranty, subject to the limitations set forth below, which, for the avoidance of doubt, shall not apply to (i) breaches of the Fundamental Representations and Warranties, (ii) breaches of representations and warranties through the breaching Party’s fraud or intentional concealment, or (iii) breaches of covenants and other obligations hereunder, other than representations and warranties:

(i)	In determining the amount of damages suffered by the Purchaser under this Agreement, if the amount of damages suffered by the Purchaser for each individual item (where an individual item refers to each event that by itself gives rise to a claim for damages, provided that events based on substantially the same set of facts shall be deemed as a single individual item) is less than Fifty Million Korean Won (KRW 50,000,000), it shall be excluded from the calculation of damages suffered under this Agreement and only when the amount of damages suffered by the Purchaser for each individual item is equal to or greater than KRW 50,000,000, the damages for such individual item shall be included in the calculation of damages suffered under this Agreement, subject to the limitations set forth in Sections 7.5(6)(ii) and (iii);

(ii)	The Seller shall be liable for damages only if and to the extent that the total amount of damages suffered by the Purchaser under this Agreement exceeds 1.5% of the Purchase Price, rather than for the total accumulated amount of damages; and

(iii)	The total amount of damages to be indemnified by the Seller to the Purchaser shall not exceed 100% of the Cash Payment Portion.

(7)	The Seller shall not be liable to the Purchaser under this Agreement for any losses by reason of any breach of representation and warranty regarding any matters known to the Purchaser as of the Execution Date. For the avoidance of doubt, for the purposes of this Section 7.5(7), “matters known to the Purchaser” shall mean those matters that have been “Properly Disclosed.”

(8)	Following the Closing, except as otherwise provided in this Agreement, the right of the Indemnified Party to claim damages under Article 7 shall be the sole and exclusive remedy available to the Indemnified Party for any monetary claims arising out of a breach of the Indemnifying Party’s representations and warranties, covenants or other obligations under this Agreement. Unless there exists fraud on the part of the Indemnifying Party or as otherwise provided for in this Agreement, the Indemnified Party, irrespective of whether the Closing shall have occurred or not, shall not seek any civil or criminal remedies against the Indemnifying Party, its Affiliate or their representatives, for any losses suffered in relation to this Agreement, other than as expressly provided for in Article 7. For the avoidance of doubt, this Section 7.5(8) shall not preclude the Indemnified Party from seeking injunctive relief, specific performance, or request for administrative inaction for breach of covenant or other obligations of the Indemnifying Party.

ARTICLE 8. TERMINATION

8.1	Termination by Mutual Agreement.

Prior to the closing of the transaction contemplated under the Merger Agreement, this Agreement may be terminated by the written agreement of the Parties.

8.2	Termination by the Seller or the Purchaser.

If any of the following events occurs, this Agreement may be terminated by either Party’s written notice to the Party responsible for the occurrence of such event, provided that this Agreement may not be terminated under this Section 8.2 by the Party responsible for the occurrence of such event, provided further that this Agreement may be terminated by either Party in whole but not in part:

(1)	by either Party, if the trading of the newly issued shares of the SPAC excluding the shares subject to a lock-up on the Nasdaq market remains not possible even sixty (60) days after the closing date under the Merger Agreement without the fault of either Party; or

(2)	by either Party, if the Closing shall not have occurred by December 31, 2024 due to the non-satisfaction of any one or more of the conditions precedent to the Closing set forth in Article 6.

8.3	Effect of Termination.

(1)	In the event of the termination of this Agreement in accordance with this Article, this Agreement shall become null and void, except that the provisions of Articles 1, 7, 8 and 9 shall survive the termination or expiration of this Agreement. The termination of this Agreement shall not affect any liability assumed by either Party due to the Party’s breach of this Agreement prior to such termination.

(2)	In the event that this Agreement is terminated in accordance with Sections 8.1 and/or 8.2 after the Closing, the Parties shall be obliged to restore all matters performed in accordance with this Agreement to their original state. In particular, the return of the Purchase Price by the Seller and the return of the Sale Shares by the Purchaser shall be completed within ten (10) days from the date of the termination; provided, however, any performance made prior to the Closing shall be disregarded and the Transaction alone shall be restored to its original state on the “as-is” basis. For the avoidance of doubt, the Parties shall promptly take any necessary measures such as foreign exchange reporting for such restoration, and the Purchaser shall procure resignation letters (including the documents required for the registration of resignation) from the Purchaser-designated director(s) and deliver them to the Seller, and take any measures reasonably requested by the Seller for the restoration of its management rights over the Company.

(3)	In the event of termination of this Agreement, each Party shall promptly return to the other Party all documents and materials received from the other Party, its advisors and representatives in connection with the Transaction and destroy all such documents and materials and copies thereof in its possession or under its control, and the Purchaser shall keep confidential all information obtained in connection with the Transaction in accordance with Section 9.1.

ARTICLE 9. MISCELLANEOUS

9.1	Confidentiality.

(1)	On and from the Execution Date, each of the Seller and the Purchaser shall keep the following information strictly confidential and shall not disclose it to any third party and shall not distribute or announce any press release concerning this Agreement and the Transaction without prior consent of the other Party:

(i)	any terms of this Agreement; and

(ii)	any terms of the negotiation concerning this Agreement.

(2)	Notwithstanding Section 9.1(1) above, disclosure of information shall be permitted if such information:

(i)	is required to be disclosed under applicable Laws;

(ii)	is required to be disclosed in judicial or administrative proceedings arising out of this Agreement;

(iii)	is provided by either Party to its advisors who assume the same confidentiality obligations as those of the Party; or

(iv)	is already in public domain without violating any of the obligations under this Agreement.

Provided, however, prior to the disclosure of any information pursuant to subparagraph (i) or (ii) above, the disclosing Party shall provide prompt notice to the other Party to allow such Party an opportunity to (x) raise objections to the disclosure, or (y) discuss the time and contents of such disclosure and shall disclose the information solely to the extent required by applicable Law.

9.2	Entire Agreement.

This Agreement constitutes the final and entire agreement of the Parties with respect to the Transaction and supersedes any and all contemporary or prior representations, warranties and agreements, both written and oral, with respect to the Transaction.

9.3	Amendment.

This Agreement shall not be amended or modified except by an instrument in writing executed by the Parties.

9.4	Waivers.

No waiver by either Party of any right, remedy or power hereunder shall be effective unless explicitly set forth in a written instrument executed and delivered by the Party so waiving, and no other rights or remedies, unless specified in such written instrument, shall be affected by such waiver. Neither any failure or delay of either Party in exercising or enforcing any right, remedy or power hereunder shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy or power.

9.5	No Assignment.

(1)	Neither the capacity hereunder nor any of the rights or obligations hereunder may be assigned or delegated by a Party to a third party without the prior written consent of the other Party; provided, however, to the extent where necessary for the implementation of the Transaction and the merger with the SPAC, the Purchaser may exceptionally assign or transfer its capacity, rights and obligations under this Agreement to such third party as confirmed by the Seller in advance.

(2)	Except as otherwise expressly set forth in this Agreement, this Agreement shall be binding upon, inure to the benefit of and be enforceable against the Parties and their respective successors and permitted assigns in accordance with Section 9.5(1), and nothing in this Agreement shall be construed to confer or create any rights or remedies upon any third party other than the Parties.

9.6	Expenses; Taxes.

(1)	Except as otherwise set forth in this Agreement, whether or not the Closing has occurred, all costs and expenses incurred by either Party in connection with this Agreement and the Transaction shall be borne by that Party.

(2)	Each of the Parties shall bear its own taxes imposed on the Party in connection with the execution of this Agreement and the Transaction in accordance with applicable Laws.

9.7	Notices.

(1)	Except as otherwise agreed by the Parties, all notices and communication relating to this Agreement shall be given (i) in writing, and (ii) by hand delivery, facsimile, electronic mail, registered mail, certified mail or an internationally reputable commercial courier service.

(2)	Any notice to the Seller shall be sent to the address set forth below or such other address as specified by the Seller:

The Seller

Address:	#A-4001, 299 Omok-ro (Mokdong Trapalace Western Avenue), Yangcheon-gu, Seoul, Korea

Fax:	+82-2038-3456

Email:	chohs0123@gmail.com

Cc.:	ted.kim@playcompany.kr

(3)	Any notice to the Purchaser shall be sent to the address set forth below or such other address as specified by the Purchaser:

K Enter Holdings Inc.

Address:	16192 Coastal Highway, Lewes, Delaware 19958, Count of Sussex

Fax:	+82-553-0983

Email:	dale.lee@solaireinvest.com

Cc.:	ted@globalfundpe.com, cykim@globalfundpe.com

(4)	A notice shall be effective immediately upon receipt and shall be deemed received:

(i)	on the third (3rd) Business Day from the date of dispatch, if delivered by a registered or certified mail;

(ii)	when delivered, if delivered by hand or a commercial courier service; or

(iii)	when transmission is confirmed, if sent by facsimile or electronic mail.

9.8	Severability.

If any term or provision of this Agreement (including any sentence, phrase or any portion thereof) is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the remaining provisions hereof or the validity, legality or enforceability of that provision in any other jurisdiction. The Parties shall negotiate in good faith to revise this Agreement in order that the Transaction be consummated as originally contemplated to the fullest extent possible.

9.9	Counterparts.

(1)	This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original.

(2)	This Agreement shall be executed in the Korean and English languages and, in the event of any discrepancy, the English language version shall prevail.

9.10	Governing Law; Dispute Resolution.

(1)	This Agreement shall be governed by the Laws of Korea.

(2)	Any dispute arising from or in connection with this Agreement shall be resolved by legal proceedings over which the Seoul Central District Court shall have the exclusive jurisdiction as the court of first instance.

(3)	Each Party hereby acknowledges that a breach of this Agreement may cause to the other Party an irreparable harm and that each Party shall have the right to seek appropriate relief in a court of competent jurisdiction, including provisional attachment and injunctive relief, for any breach of this Agreement by the other Party in order to prevent such breach and to enforce the performance of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER

By:	/s/ Cho, Hyeongseok

Name:	Cho, Hyeongseok (DOB: January 23, 1977)

Address:	#A-4001, 299 Omok-ro (Mokdong Trapalace Western Avenue), Yangcheon-gu, Seoul, Korea

SPA Signature Page

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PURCHASER

K Enter Holdings Inc.

16192 Coastal Highway, Lewes, Delaware 19958, Count of Sussex

By:	/s/ Lee, Yeongjae

Name:	Lee, Yeongjae

Title:	Representative Director

SPA Signature Page

EXHIBIT 2.2

PAYMENT SCHEDULE AND ADJUSTMENT TO THE PURCHASE PRICE

1.	Payment Schedule. The Cash Payment Portion of the Purchase Price shall be paid according to the following schedule; provided, however, the amount to be paid within three (3) months from the listing date may be adjusted to the maximum amount of KRW 20,259,000,000 at the discretion of the Seller prior to the Closing Date.

Payment Date	Purchase Price (KRW)
Within three (3) months from the listing date	18,132,018,000
January 31, 2025	9,050,000,000
January 31, 2026	9,050,000,000
TOTAL	36,232,018,000

2.	Adjustment of the Purchase Price. Depending on the achievement by the Company of the annual average net profit for Fiscal Years 2023 to 2025, the Purchaser shall make additional payments to the Seller as follows: (i) if the average net profit for the said years is less than 75% (KRW 12.105 Billion) of the target amount separately agreed between the Parties (KRW 16.14 Billion) or exceeds 125% of the said target amount (KRW 20.175 Billion), the Purchaser shall pay to the Seller in cash (KRW) on January 31, 2027 and January 31, 2028 (for the purpose of this Section, the “Payment Date,” respectively), an amount calculated by multiplying the achieved percentage based on the annual average net profit for Fiscal Years 2023 to 2025 by KRW 9.05 Billion, and (ii) if the average net profit for the said years is no less than 75% of the target amount (KRW 12.105 Billion) and no greater than 125% of the target amount (KRW 20.175 Billion), the Purchaser shall pay KRW 9.05 Billion to the Seller on each Payment Date. Each payment above shall be deemed as an adjustment to the Purchase Price.

[Exhibit 2.2]

EXHIBIT 4.1

REPRESENTATIONS AND WARRANTIES CONCERNING THE SELLER

1.	Organization. The Seller is a resident and national of Korea.

2.	Capacity. The Seller has all requisite power and authority necessary to enter into this Agreement, perform its obligations hereunder, and consummate the Transaction.

3.	Binding Effect. This Agreement has been duly and validly executed by the Seller and sets forth the legal, valid, and binding obligations of the Seller, enforceable against the Seller in accordance with its terms.

4.	Permits; Consents. Except for the reporting requirements under the Foreign Exchange Transaction Act of Korea and other foreign exchange-related regulations, no Permit or third party consent is required for the Seller to enter into this Agreement, perform its obligations hereunder and consummate the Transaction.

5.	No Violation. The execution of this Agreement, the performance of its obligations hereunder or the consummation of the Transaction by the Seller will not (i) violate any Laws, orders, or Permits of any Governmental Authority applicable to the Seller or (ii) violate or result in the acceleration under any agreement or contract to which the Seller is a party.

6.	Litigation. There is no Proceeding pending or, to the Knowledge of the Seller, threatened against the Seller which challenges the validity of, or seeks to prevent, restrict or delay, the Transaction.

7.	Sale Shares. The Sale Shares have been duly issued, and the Seller owns the Sale Shares free and clear of all Encumbrances.

[Exhibit 4.1]

EXHIBIT 4.2

REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

1.	Organization; Survival. The Company is duly organized, validly existing under the Laws of Korea and has all requisite corporate power and authority to own and use its properties that it is now owns and uses and to conduct its business as it is now being conducted.

2.	No Violation. The execution and performance of this Agreement by the Seller do not and will not (i) violate or contravene any Law applicable to, or any provision of the articles of incorporation of, the Company, (ii) require the consent or approval of, or a notice to, a counterparty to any Material Contract binding upon the Company, (iii) result in any breach of any Material Contract, or (iv) with or without notice or lapse of time or both, constitute or result in a breach, automatic termination or an Event of acceleration, or confer upon any counterparty any right of early payment, rescission, termination, modification, or cancellation.

3.	Capitalization. As of the Execution Date, the total number of the authorized shares of the Company is 900,000 shares, and the number of issued and outstanding shares is 100,000 shares of registered common stock with the par value of KRW 5,000. The Sale Shares have been duly authorized and validly issued and are fully paid and non-assessable. The Company has not issued any convertible bond, bond with warrant or any other security convertible or exchangeable to shares of the Company to any third party, nor has the Company granted or bears an obligation to grant to any third party any right, including any stock option, to request the Company to issue shares or any of the aforementioned securities.

4.	No Brokers. There is no investment advisor, investment bank or other broker or finder that is entitled to claim against the Company any brokerage, finder’s fee or other similar fee or commission in connection with the Transactions.

5.	Permits. The Company has duly procured and holds all material Permits necessary for the operation of the businesses of the Company and has complied in all material respects with applicable Laws related to and the requirements of such Permits. To the Knowledge of the Seller, there is no fact or circumstance which, with or without notice or lapse of time or both, may or is reasonable expected to result in the revocation, cancellation, suspension, invalidation, non-renewal or limitations of any such Permits.

6.	Compliance with Laws. The Company is in compliance with all material Laws applicable to the Company’s conduct of business in all material respects. The Company has never received any notice or communication in connection with any violation of Laws, nor is it subject to any pending or, to the Knowledge of the Seller, threatened investigation, audit or other similar proceeding by any Government Authority.

[Exhibit 4.2]

7.	Financial Statements. The financial statements of the Company as of year 2022 (for the purpose of this Section, referring to the consolidated and unconsolidated financial statements, if consolidated financial statements have been prepared, or unconsolidated financial statements if consolidated financial statements have not been prepared) and the financial statements of the Company as of the end of the most recent fiscal year made available to the Purchaser (collectively, the “Financial Statements”) have been prepared in accordance with the International Financial Reporting Standards as adopted in Korea (“K-IFRS”) applied on a consistent basis throughout the relevant periods or generally accepted accounting standards (the “Accounting Standards”), and fairly present in all material respects the financial status, financial performance, cash flow and change in the capital of the Company as of the dates indicated therein or for the periods covered thereby.

8.	No Undisclosed Liabilities. Other than those (i) reflected or reserved in the Financial Statements or (ii) incurred in the Ordinary Course of Business since the reference date, the Company does not have any Liabilities.

9.	Absence of Certain Changes. Since the reference date, the Company has conducted its respective businesses in the Ordinary Course of Business in all material respects, and there have been no Events that may cause a Material Adverse Effect on the Company.

10.	Legal Proceedings. There is no Legal Proceeding pending or, to the Knowledge of the Seller, threatened against the Company and/or its officers (only to the extent where the Legal Proceeding relates to such officer’s performance of duties related to the Company or the Company is to reimburse the said officer for the expenses of the relevant Legal Proceeding) to which the Company and/or its officers is a party (for the purpose of any provisions relating to Legal Proceedings, including plaintiff, defendant, creditor, debtor, or an involved party).

11.	Tax Matters. The Company has timely (i) filed all Tax returns or reports, (ii) paid all Taxes due under applicable Laws, (iii) withheld and paid all Taxes required to be withheld and paid under applicable Laws, and (iv) there is no Tax audit pending or, to the Knowledge of the Seller, threatened against the Company, nor has the competent Tax authority notified the Company of the commencement of such audit.

12.	Assets. The Company has a good and valid title to all of the real properties owned by it, as reflected in its books and record, free and clear of all Encumbrances (the “Owned Real Properties”) and has a valid and enforceable leasehold right or use right in all of the real properties leased by it, as reflected in its books and record, or otherwise in fact occupied or used by the Company, free and clear of all Encumbrances (“Leased Real Properties”). To the Knowledge of the Seller, there has been no legal Proceedings initiated with respect to the Owned Real Properties and/or the Leased Real Properties. There is no outstanding call option, right of first refusal, right of first offer, or other similar right to purchase all or any portion of, or any interest in, the Owned Real Properties. Each of the lease agreements with respect to the Leased Real Properties is valid, binding and enforceable in accordance with its terms, and the Company or, to the Knowledge of the Seller, the counterparty thereto is not in breach thereof in any material respect. The Company has never transferred or hypothecated the leasehold of, or subleased or permitted the use of, any of the Leased Real Properties. There is no pending or, to the Knowledge of the Seller, anticipated expropriation, acquisition by mutual agreement, or any other similar proceedings in respect to the Owned Real Properties, and the Company has not received any written notice thereof. All buildings, factories, structures, machinery, facilities, equipment and other material tangible assets of the Company (collectively, the “Buildings”) are in good condition and repair and are fit for the intended purposes for which they are used, and the Buildings are not in need of any material repair or maintenance other than routine and ordinary repair and maintenance.

[Exhibit 4.2]

13.	Inventory. Except for assets that have been amortized, written down to fair value or otherwise reserved due to aging, damage, or defects, the Company has maintained inventories in the Ordinary Course of Business consistent with the past practices. The Company owns all of inventories free and clear of all Encumbrances and does not hold all or part of inventories as a trustee.

14.	Intellectual Property. The Company lawfully owns, is licensed to use, or otherwise has the right to use, all Intellectual Properties that are owned or currently used by it and owns all Intellectual Properties free and clear of any Encumbrances. The Company has performed all obligations and actions, including submission of relevant documents and payment of fees, as required by applicable Law in connection with Intellectual Property, registered or applied. Any and all Intellectual Properties of the Company including any rights to employee inventions of all current or former officers and employees, advisors or third-party contractors, have been duly assigned to the Company and the Company has undertaken all actions reasonably required or requested for recognition of rights of the Company. In connection with the foregoing, there is no Event or circumstance that imposes or may impose on the Company an obligation to make an additional payment (including, but not limited to, the obligation to make payment of compensation for employee invention). To the Knowledge of the Seller, the Company has never infringed any Intellectual Property Rights of any third party (including, but not limited to, any unpaid use without obtaining consent of the holder of the relevant right; hereinafter the same) or received any notice claiming such infringement. To the Knowledge of the Seller, there has not been any infringement or threatened infringement of the Company’s Intellectual Property Rights by a third party. To the Knowledge of the Seller, the Company has not infringed any trade secret of third parties, nor is there any infringement or threatened infringement of the Company’s trade secret by a third party.

15.	Accounts Receivables. The accounts receivable reflected on the Financial Statements and all accounts receivable arising after the Execution Date have arisen in the Ordinary Course of Business consistent with the past practice and, to the Knowledge of the Seller, there has been no claims of refusal of payment, set-off or other defense relating to the existence thereof or all or any part of the amount thereof, other than cash discounts in the Ordinary Course of Business consistent with the past practices or reserves for bad-debts accrued in accordance with the Accounting Standards.

16.	Material Contracts. All Material Contracts to which the Company is a party are valid, legally binding and enforceable in accordance with their terms. The Company has not breached any Material Contract in any material respect and, to the Knowledge of the Seller, there is no Event that may constitute a breach of any Material Contract by the counterparty thereto (including, but not limited to, any Event that, with notice or lapse of time, may constitute a default thereunder). There has been no breach of a Material Contract or claim of indemnification relating thereto, or notice of such breach or claim or, to the Knowledge of the Seller, threat of such breach or claim. With respect to any Material Contracts entered into with any Governmental Authority, the Company has complied with applicable Laws and the terms of such Material Contracts in all material respects, and there is no audit, investigation or Proceeding pending or, to the Knowledge of the Seller, threatened by any Governmental Authority relating thereto. The Company has not been subject to any actual or, to the Knowledge of the Seller, threatened prohibitions, restrictions, suspension of qualifications, disqualification (including sanctions against improper business operators) in connection with any contract with the Governmental Authority.

[Exhibit 4.2]

17.	Labor and Employment Matters. Exhibit 4.2(17) sets forth a complete and accurate list of the names, positions, titles, dates of employment, and term of employment of any and all employees of the Company as of the Execution Date. Other than those individuals listed in the list above, there is no employee of the Company or person that the Company is obligated, contractually or legally, to employ or convert as a permanent worker. The Company has not breached any Laws on employment and labor relations, including the Labor Standards Act, its internal rules such as the employment rules, collective bargaining agreements and employment contracts in any material respect, and has made all payment of wages, allowances, bonus, severance pay, working hours, holidays, leave, and other welfare benefits that the Company is obligated to pay thereunder and has complied with the employment terms thereunder. The execution and performance of this Agreement will not entitle any former or present employee or officer of the Company to any additional payment such as wages, retirement allowances, or retirement bonus, accelerate the time of payment or exercise or increase the amount of any compensation or benefit due to any such employee or officer or cause any change to the Company’s obligations under applicable Laws, internal rules and employment agreements. There is no strike, collective action, or labor dispute in progress or, to the Knowledge of the Seller, threatened at the Company. There is no labor related Legal Proceeding, pending or, to the Knowledge of the Seller, threatened, in which the Company is involved.

18.	Insurance. The Company has procured and maintains all insurance policies required under applicable Laws. There is no Encumbrance on any claim for insurance proceeds under any insurance policy. All insurance policies procured and maintained by the Company are in full force and effect, and all premiums have been timely paid. As of the Execution Date, the Company has never been notified or, to the Knowledge of the Seller, threatened by any third party on revocation, cancellation, termination, non-renewal, increase in premiums, refusal of insurance proceeds payment or any other matters that would otherwise adversely affect the Company.

19.	Related Party Transactions. All contracts and other transactions executed by the Company with its Related Parties have been lawfully entered into in accordance with applicable Laws and fairly on an arm’s-length basis in material respects.

20.	Environment, Health and Industrial Safety. The Company has obtained and validly maintains all Permits related to environmental, health and industrial safety matters required for the conduct of business and the possession and management of assets, and has complied in all material respects with the terms of such Permits and Laws relating to environment, industrial safety and health matters that may apply to the conduct of business or the assets. To the Knowledge of the Seller, no real estate owned or used, whether currently or in the past, by the Company has been exposed to contamination by any hazardous substances which respect to which remediation by the Company may be required under the environmental Laws. The Company has never received a claim or notice holding it liable or requiring the provision of information under any applicable Laws relating to environment, industrial safety and health matters, nor is there, to the Knowledge of the Seller, any threatened disposition, claim, liability, assumption of cost or limitation upon any property right of the Company arising under any applicable Laws relating to environment, industrial safety and health matters.

21.	No Other Representations or Warranties. The representations and warranties of the Seller as set forth in this Exhibit 4.2 constitute the entirety of the Seller’s representations and warranties regarding the Company, and the Seller does not make any express or implied representations or warranties regarding the Company other than those set forth in Exhibit 4.2.

[Exhibit 4.2]

EXHIBIT 4.2(17)

LIST OF EMPLOYEES

Name of the Officers / Employees	DOBs	Date of Appointment / Employment	Department	Title
Song, Tae Ryeol	June 7, 1980	June 1, 2012	Filming Division	Executive Director
Park, Hyun Ju	Feb. 21, 1983	June 1, 2012	Contents Business Division	Director
Chang, Ah Reum	Jan. 5, 1985	June 1, 2012	Editing Division	PD3
Lee, Jae Woong	July 10, 1991	Apr. 6, 2016	Filming Division	PD2
Lim, Wan Cheol	Feb. 2, 1980	Oct. 11, 2017	General Business	Executive Director
Lee, Eun Seon	Feb. 3, 1992	Nov. 1, 2017	Design Division	Manager
Yoon, Gang Hui	May 22, 1985	Jan. 2, 2018	Finance Team	Manager
Kim, Ye Won	Jan. 10, 1995	Apr. 2, 2018	Editing Division	PD1
Lee, So Jin	Sep. 5, 1990	Oct. 22, 2018	Editing Division	PD1
Kim, Yoon Su	June 20, 1993	Apr. 1, 2019	Editing Division	PD1
Han, Joon Hui	Jan. 21, 1993	May 17, 2019	Filming Division	AD
Chung, Bo Ram	Apr. 27, 1979	May 15, 2019	Vice President	Vice President
Kim, Seo Yul	Oct. 3, 1991	Jan. 28, 2020	Editing Division	PD2
Yoon, Hye Jin	Nov. 29, 1988	Feb. 10, 2020	Design Division	Manager
Byun, Hye Gyeong	Mar. 12, 1984	July 27, 2020	Contents Business Division	Senior Manager
Kim, Tae Woo	Aug. 22, 1982	DEC. 28, 2020	Management Division	Senior Manager
Kim, Dae Yong	Dec. 6, 1999	Apr. 1, 2021	Filming Division	PD1
Sunwoo, Yoon Jun	Mar. 17, 1992	Apr. 26, 2021	Editing Division	PD1

[Exhibit 4.2(17)]

Kim, Bo Hyeon	Mar. 5, 1992	May 3, 2021	HR/General Affairs Team	Assistant Manager
Kim, Ye Rim	Jan. 27, 1996	July 30, 2021	Editing Division	AD
Lee, Eun Jin	Aug. 10, 1999	Sep. 6, 2021	Editing Division	AD
Lee, Ha Eun	Nov. 6, 1992	Nov. 8, 2021	Editing Division	PD2
Kim, Su Jeong	Sep. 23, 1998	Dec. 1, 2021	Design Division	Employee
Kang, Dae Hye	Mar. 3, 1997	Dec. 6, 2021	Filming Division	AD
Kwon, Ye Jin	Apr. 29, 1997	Dec. 8, 2021	Design Division	Employee
Lee, Ga Yeong	Oct. 4, 1996	Dec. 13, 2021	Design Division	Employee
Chung, Gyeong Han	Jan. 11, 1987	Dec. 2, 2021	Contents Business Division	Manager
Sim, Seong Eun	July 24, 1991	Apr. 14, 2022	Editing Division	PD1
Park, Jeong Ae	Sep. 22, 1978	Apr. 18, 2022	Design Division	Executive Director
Kim, Hyeon Gi	Aug. 3, 1985	July 11, 2022	HR/General Affairs Team	Manager
Park, Gyeong Hye	Jan. 3, 1992	Sep. 20, 2022	Contents Business Division	Assistant Manager
Lee, Ha Jin	Mar. 27, 1996	Sep. 26, 2022	Editing Division	AD
Lim, Sua	Aug. 31, 1997	Oct. 11, 2022	Filming Division	AD
Kim, Eun Bok	May 27, 1995	Oct. 11, 2022	Contents Business Division	Assistant Manager
Kim, Yoo Eun	Nov. 10, 1994	Oct. 31, 2022	Finance Team	Employee
Han, Jeong Min	June 16, 1991	Feb. 1, 2023	Design Division	Assistant Manager
Cheon, Ji Won	Sep. 25, 1994	Mar. 6, 2023	Finance Team	Assistant Manager
Kim, Na Young	Sep. 12, 1994	Mar. 6, 2023	Design Division	Assistant Manager
Kim, Su Jin	Sep. 1, 1999	Mar. 13, 2023	Design Division	Employee

[Exhibit 4.2(17)]

EXHIBIT 4.3

REPRESENTATIONS AND WARRANTIES OF PURCHASER

1.	Organization. The Purchaser is company duly organized, validly existing and in good standing under the Laws of the State of Delaware.

2.	Authority. The Purchaser has all requisite power and authority to enter into this Agreement, perform its obligations hereunder and consummate the Transaction.

3.	Authorization. The execution, delivery and performance of this Agreement and the consummation of the Transaction by the Purchaser have been duly authorized by all necessary internal action by the Purchaser including by resolution of the board of directors.

4.	Binding Effect. This Agreement has been duly and validly executed by the Purchaser and sets forth the legal, valid, and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with its terms.

5.	Permits; Consents. Except for the filing a business combination report and the reporting requirements under the Foreign Exchange Transaction Act of Korea and other foreign exchange-related regulations, no Permit or third party consent is required for the Purchaser to enter into this Agreement, perform its obligations hereunder and consummate the Transaction.

6.	No Violation. The execution of this Agreement, the performance of its obligations hereunder or the consummation of the Transaction by the Purchaser will not violate (i) any Laws, order of any Governmental Authority or Permits applicable to the Purchaser, (ii) articles of incorporation, board regulations or other internal rules of the Purchaser, or (iii) any contract or agreement to which the Purchaser is a party.

7.	Litigation. There is no Legal Proceeding pending or, to the Knowledge of the Purchaser, threatened against the Purchaser which challenges the validity of, or seek or cause to prohibit, restrict, or delay, the Transaction.

8.	New SPAC Shares. In the event that the newly issued shares of the SPAC (i.e. the Share Issuance Portion) are delivered to the Seller pursuant to this Agreement, such newly issued shares of the SPAC will be (i) validly issued and listed on a securities exchange in accordance with all applicable Laws, including, but not limited to, the U.S. securities laws, the LLC Agreement and other internal rules and regulations of the SPAC, (ii) delivered in compliance with all applicable Laws, the LLC Agreement, and other internal rules and regulations of the SPAC, (iii) delivered with all necessary corporate action and internal approvals, governmental filings, and third-party consents or approvals being obtained in connection with the issuance and delivery of such New SPAC Shares, and (iv) transferred to the Seller with valid and legal ownership free and clear of any and all restrictions on sale, and other Encumbrances except for a lock-up arrangement separately agreed with Seller (the duration of which, for the avoidance of doubt, shall not exceed six (6) months).

[Exhibit 4.3]

EXHIBIT 5.1(3)(iii)

MATTERS REQUIRING PRIOR CONSENT

1.	Issue shares, convertible bonds, bonds with warrant, stock warrants or other securities relating to rights to shares of stock of the Company or grant rights, including stock options, relating to the acquisition of such shares, bonds or securities.

2.	Consolidate, split, reclassify or otherwise amend the terms of its capital stock.

3.	Amend or restate articles of incorporation, regulations of the board of directors, committee regulations, and other bylaws.

4.	Declare, make or pay any dividend, cancel or redeem shares or acquire treasury shares or enter into any agreement relating thereto or agreement on the exercise of voting rights.

5.	Make change in accounting standards, principles, practices or procedures or appoint or change external auditor.

6.	Waiver, accept, discharge, or settle any Proceeding.

7.	Other than in the Ordinary Course of Business, execute, modify, renew, cancel, rescind, terminate, or waive the benefit of time or accelerate an obligation under, any Material Contract.

8.	Other than in the Ordinary Course of Business, (i) increase salary, bonus, severance pay, pension, compensation, or benefits of current and former employees and officers, (ii) make material change to employment terms, (ii) grant any special or retirement packages, bonus, compensation or other special benefits or consideration as a result of consummating the Transaction to current or former employees and officers, (iv) newly hire, appoint, or promote officers and employees.

9.	On or after the Closing Date, take or fail to take any action, or undertake any other transaction that may result in an increase of material Tax liability or a decrease of Tax assets.

10.	Enter into a new line of business, or suspend or discontinue any existing line of business.

11.	Make capital expenditures for, provide credit to or make capital investment in a third party.

12.	Take any action that may require any resolution of the board of directors and/or shareholders of the Company pursuant to the by-laws of the Company or the applicable Laws.

13.	Commit or contract to do any of the foregoing.

[Exhibit 5.1(3)(iii)]

EXHIBIT 5.1(10)

SHARE KEUN-PLEDGE AGREEMENT

This SHARE KEUN-PLEDGE AGREEMENT (this “Agreement”) is made and entered into on this 12 day of April, 2023 (the “Execution Date”) by and between:

(i)	K Enter Holdings Inc., a company having its principal place of business at 16192 Coastal Highway, Lewes, Delaware 19958, Count of Sussex (the “Pledgee”); and

(ii)	Cho, Hyeongseok, an individual (Date of Birth: January 23, 1977) having his address at #A-4001, 299 Omok-ro (Mokdong Trapalace Western Avenue), Yangcheon-gu, Seoul, the Republic of Korea (“Korea”) (the “Pledgor”).

The Pledgor and the Pledgee shall be referred to individually as a “Party” and collectively as the “Parties.”

WITNESSETH

WHEREAS, on March 31, 2023, the Pledgee and the Pledgor entered into a share purchase agreement (the “Share Purchase Agreement”) pursuant to which the Pledgee purchased from the Pledgor 83,418 shares (the “Pledged Shares”) of common stock of Play Company Co., Ltd., a company having its principal place of business at 20th Fl., Business Tower A, Nuriggum Square Bldg. (Sangam-dong), 396 World Cup buk-ro, Mapo-gu, Seoul, Korea (the “Company”), with par value of KRW 5,000 per share, for a total purchase price of One Hundred Sixty Three Billion Seven Hundred Thirty Two Million Eighteen Thousand Korean Won (KRW 163,732,018,000); and

WHEREAS, the Pledgee desires to establish a first priority Keun-pledge on the Pledged Shares (as defined below) owned by the Pledgor to secure the Secured Obligations (as defined below) owed by the Pledgor pursuant to the Share Purchase Agreement.

NOW, THEREFORE, the Parties hereby agree as follows:

ARTICLE 1.	DEFINITIONS

Except otherwise expressly defined in this Agreement, the following capitalized terms used in this Agreement have the respective meanings set forth below, and any capitalized terms used herein but not separately defined herein shall have the meanings ascribed to them in the Share Purchase Agreement:

(1)	“Pledge” means the first priority Keun-pledge established on the Pledged Shares pursuant to this Agreement.

[Exhibit 5.1(10)]

(2)	“Pledged Shares” means the Sale Shares that the Pledgor sells to the Pledgee in accordance with the Share Purchase Agreement, including any shares on which a Keun-pleadge is additionally established in accordance with Section 3(3) hereof.

(3)	“Secured Obligations” means any and all obligations and liabilities (including any interest or damages for the delay thereon, and other obligations ancillary thereto) currently owed or to be owed in the future by the Pledgor to the Pledgee under or in connection with the Share Purchase Agreement, including any indemnification obligations and the obligation to effect the Closing under the Share Purchase Agreement. For the avoidance of doubt, in the event that the Pledgor breaches its obligation to transfer title to the Sale Shares under the Share Purchase Agreement, for the purpose of calculating the amount of the Secured Obligations, the Pledgee shall be deemed to have suffered losses in an amount equivalent to the Purchase Price of the relevant Sale Shares.

ARTICLE 2.	CREATION OF THE PLEDGE

(1)	The Pledgor hereby pledges to the Pledgee, and the Pledgee hereby accepts, the Pledge upon the Pledged Shares to secure the Secured Obligations subject to the terms of this Agreement.

(2)	In furtherance of the establishment of the Pledge, the Pledgor shall, on the Execution Date:

1.	Indicate the name of the Pledgee as the pledgee on the share certificates representing the Pledged Shares and deliver the said share certificates to the Pledgee;

2.	Cause the Company to record the Pledgee’s name and address, along with the fact that the Pledge upon the Pledged Shares has been established, in the register of shareholders of the Company and provide the Pledgee with a certified true copy of the original register of shareholders reflecting such recordation; and

3.	execute and deliver to the Pledgee (i) a written letter of consent for disposal in the form attached to this Agreement as Exhibit 1, and (ii) a written deed of transfer in the form attached to this Agreement as Exhibit 2, each prepared in the name of the Pledgor and affixed with the registered personal seal of the Pledgor, together with two (2) copies of the certificate of the registered personal seal to the Pledgor.

(3)	In addition to those specified in Section 2(2), the Pledgor shall prepare such documents and take such actions, as reasonably requested by the Pledgee to establish, preserve and perfect the Pledge.

[Exhibit 5.1(10)]

ARTICLE 3.	WARRANTIES AND COVENANTS OF THE PLEDGOR

(1)	The Pledgor represents and warrants to the Pledgee as of the Execution Date, and shall continue to represent and warrant during the term of the Pledge hereunder, as follows:

1.	the Pledgor has the legal authority to establish a Keun-pledge upon the Pledged Shares for the benefit of the Pledgee, and there are no security interests, Encumbrances or legal restrictions of any kind on the Pledged Shares;

2.	the Pledgor has the ability and power to execute and perform its obligations under this Agreement;

3.	the Pledged Shares have been lawfully and validly issued and are lawfully and validly owned by the Pledgor;

4.	the Pledgee acquires a valid and perfected first priority Keun-pledge upon the Pledged Shares pursuant to this Agreement;

5.	there are no conditions, requirements, or limitations on the Pledgee’s acquisition of the Pledge on the Pledged Shares pursuant to this Agreement;

6.	the execution and performance of this Agreement by the Pledgor will not violate (i) any Laws, order of any Governmental Authority, or Permits applicable to the Pledgor or the Company, (ii) the articles of incorporation, board of directors’ rules and regulations, internal regulations, shareholder meetings or board of directors’ resolutions of the Company, or (iii) any contracts or agreements entered into by the Pledgor or the Company; and

7.	the Pledgor’s establishment of the Pledge in accordance with this Agreement is not intended to prejudice the Pledgor’s other creditors, and the Pledgor has no intention to prejudice its other creditors by such actions.

(2)	The Pledgor shall not, without the prior written consent of the Pledgee, (i) exercise voting rights in such Pledged Shares so as to result in the retirement of such Pledged Shares, or (ii) assign, transfer, sell, pledge or otherwise dispose of, invalidate or render unenforceable the Pledged Shares, or take any action that may prevent or hinder the exercise of the Pledgee’s rights in respect of the Pledged Shares.

(3)	If the Pledgor acquires additional shares issued by the Company in relation to the Pledged Shares by reason of an additional share issuance or otherwise, the Pledgor shall promptly create a first priority Keun-pledge for the benefit of the Pledgee upon such additional shares on the same terms and conditions set forth in Article 2, and the provisions of this Agreement shall apply to such Keun-pledge.

(4)	The Pledgor shall receive any dividends payable on the Pledged Shares; provided, however, if the Secured Obligations becomes due and remain outstanding in whole or in part when due, the Pledgee shall be entitled to directly receive dividends payable on the Pledged Shares and use such proceeds to satisfy such Secured Obligations. In the event where the Pledgee requests the Pledgor to take necessary measures for the Pledgee to exercise the aforementioned right, the Pledgor shall cooperate with the Pledgor by, among others, immediately providing the necessary documents.

[Exhibit 5.1(10)]

ARTICLE 4.	TERM OF THE PLEDGE

(1)	The Pledge shall take effect on the Execution Date and shall subsist and continue to be in force until the earlier of (i) the date upon which the Closing under the Share Purchase Agreement shall have occurred or (ii) the date upon which the Secured Obligations shall have been performed or extinguished in full.

(2)	In the event that the term of the Pledge shall have expired pursuant to Section 4(1), the Pledgee shall immediately release the Pledge upon the Pledged Shares. In such case, the Pledgee shall take necessary steps for the release of the Pledge, including, but not limited to, providing necessary documents to the Pledgor.

ARTICLE 5.	ENFORCEMENT OF THE PLEDGE

(1)	In the event that the Pledgor fails to perform the Secured Obligations, the Pledgee may enforce the Pledge upon the Pledged Shares in accordance with this Agreement and applicable Laws.

(2)	If the Event set forth in Section 5(1) occurs, the Pledgee may exercise all rights as a pledgee in relation to the Pledged Shares, including, but not limited to, the following:

1.	the right to dispose of the Pledged Shares at a time, method, and price that are deemed commercially reasonable, and apply the proceeds net of relevant expenses to the satisfaction of the Secured Obligations;

2.	the right to acquire the Pledged Shares by a method deemed commercially reasonable in lieu of the full or partial satisfaction of the Secured Obligations; and

3.	the right to directly receive or demand, or claim in a lawsuit any sums or other properties that the Pledgee or the Pledgor is entitled to receive in connection with the Pledged Shares, in the name of the Pledgee or the Pledgor, and apply the proceeds to the satisfaction of the Secured Obligations.

(3)	If the Pledgee intends to enforce the Pledge, the Pledgee hereby agrees to notify the Pledgor of the specific manner of enforcement elected by the Pledgee. The Pledgor hereby agrees to provide the Pledgee with all such documents or cooperation as requested by the Pledgee to enforce the Pledge.

(4)	If the proceeds assessed to be recovered by the Pledgee through the enforcement of the Pledge pursuant to this Article are insufficient to cover the entire Secured Obligations and the total amount of reasonable costs and expenses incurred to enforce the Pledge, the shortfall shall be borne by the Pledgor. If there remains any fund after the reimbursement of all relevant costs and expenses and the satisfaction of the Secured Obligations, the Pledgee shall return such excess to the Pledgor without delay.

[Exhibit 5.1(10)]

ARTICLE 6.	MISCELLANEOUS

(1)	Any separate or future guarantees or collateral provided by the Pledgor or a third party in relation to the Secured Obligations shall not be affected by this Agreement, and such guarantees or collateral shall apply cumulatively and in addition to the security interest under this Agreement.

(2)	The costs incurred out of the establishment and release of the Pledge under this Agreement shall be borne by the Pledgee, and the costs incurred in connection with the enforcement of the Pledge by the Pledgee shall be borne by the Pledgor.

(3)	Any dispute arising from or in connection with this Agreement shall be resolved by legal proceedings over which the Seoul Central District Court shall have the exclusive jurisdiction as the court of first instance.

(4)	If any provision of this Agreement is found to be invalid, illegal, or unenforceable under applicable Law, such invalidity, illegality or unenforceability shall not affect the remaining provisions hereof.

[Intentionally left blank for signature page]

[Exhibit 5.1(10)]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PLEDGOR

By:	/s/ Cho, Hyeongseok

Name:	Cho, Hyeongseok (DOB: January 23, 1977)

Address:	#A-4001, 299 Omok-ro (Mokdong Trapalace Western Avenue), Yangcheon-gu, Seoul, Korea

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PLEDGEE

K Enter Holdings Inc.

16192 Coastal Highway, Lewes, Delaware 19958, Count of Sussex

By:	/s/ Lee, Yeongjae

Name:	Lee, Yeongjae

Title:	Representative Director

Exhibit 1

Letter of Consent for Disposal

To K Enter Holdings Inc.:

This Letter of Consent for Disposal (this “Letter”) relates to the Share Keun-Pledge Agreement dated April 12, 2023 (the “Keun-Pledge Agreement”) between me, the undersigned, as the pledgor and K Enter Holdings Inc. as the pledgee. Except as otherwise provided in this Letter, all capitalized terms used in this Letter shall have the meanings ascribed to them in the Keun-Pledge Agreement.

I, as the owner of 83,418 shares of common stock (the “Pledged Shares”) issued by Play Company Co., Ltd., a company having its principal place of business at 20th Fl., Business Tower A, Nuriggum Square Bldg. (Sangam-dong), 396 World Cup buk-ro, Mapo-gu, Seoul, Korea (the “Company”), have established a Keun-pledge upon the Pledged Shares in favor of K Enter Holdings Inc. (the “Pledgee”) pursuant to the Keun-Pledge Agreement.

I hereby authorize the Pledgee to directly dispose of (including, but not limited to, directly acquiring the title thereto) the Pledged Shares in the event that I fail to fulfill the Secured Obligations as stipulated in the Keun-Pledge Agreement, and hereby acknowledge that the foregoing authorization may not be canceled or revoked until the Secured Obligations shall have been fully performed or extinguished. I hereby covenant to provide any and all necessary cooperation requested by the Pledgee for or in relation to the disposal of the Pledged Shares including, but not limited to, recording of title transfer after the disposal.

April 12, 2023

PLEDGOR

By:	/s/ Cho, Hyeongseok

Name:	Cho, Hyeongseok (DOB: January 23, 1977)

Address:	#A-4001, 299 Omok-ro (Mokdong Trapalace Western Avenue), Yangcheon-gu, Seoul, Korea

Enclosure:	Certificate of the registered personal seal / 1 Copy

Exhibit 2

Deed of Transfer

To Transferee:

This Deed of Transfer relates to the Share Keun-Pledge Agreement dated April 12, 2023 (the “Keun-Pledge Agreement”) between me, the undersigned as the “Pledgor”, and K Enter Holdings Inc. as the “Pledgee,” having its head office at 16192 Coastal Highway, Lewes, Delaware 19958, Count of Sussex.

I, as the owner of 83,418 shares of common stock (the “Shares”) issued by Play Company Co., Ltd., a company having its principal place of business at 20th Fl., Business Tower A, Nuriggum Square Bldg. (Sangam-dong), 396 World Cup buk-ro, Mapo-gu, Seoul, Korea (the “Company”), have established a Keun-pledge upon the Shares in favor of the Pledgee pursuant to the Keun-Pledge Agreement.

I hereby transfer and assign the Shares to K Enter Holdings Inc. as a result of the Pledgee’s enforcement of the said pledge under the Keun-Pledge Agreement. I hereby acknowledge that I have authorized the Pledgee to insert the name of the transferee above appropriately at its sole discretion in the event I fail to perform the Secured Obligations as set forth in the Keun-Pledge Agreement and that such authorization may not be revoked or cancelled until the Secured Obligations shall have been fully performed or extinguished. I hereby acknowledge the transfer to K Enter Holdings Inc. of the Shares under this Deed shall be legally effective upon me and any third parties and hereby covenant not to raise any objection thereto. I hereby covenant to provide any and all necessary cooperation requested by K Enter Holdings Inc. in relation to the transfer of the Shares.

April 12, 2023

PLEDGOR

By:	/s/ Cho, Hyeongseok

Name:	Cho, Hyeongseok (DOB: January 23, 1977)

Address:	#A-4001, 299 Omok-ro (Mokdong Trapalace Western Avenue), Yangcheon-gu, Seoul, Korea

Enclosure:	Certificate of the registered personal seal / 1 Copy

AMENDMENT TO THE SHARE PURCHASE AGREEMENT

This AMENDMENT TO THE SHARE PURCHASE AGREEMENT (this “Amendment”) is made and entered into on this 30th day of September 2023 by and between:

(i)	Cho, Hyeongseok, an individual (Date of Birth: January 23, 1977) having his address at #A-4001, 299 Omok-ro (Mokdong Trapalace Western Avenue), Yangcheon-gu, Seoul, the Republic of Korea (“Korea”) (the “Seller”); and

(ii)	K Enter Holdings Inc., a company having its principal place of business at 16192 Coastal Highway, Lewes, Delaware 19958, County of Sussex (the “Purchaser”).

The Seller and the Purchaser shall hereinafter be referred to individually as a “Party” and collectively as the “Parties.”

WITNESSETH

WHEREAS, on March 31, the Parties have entered into a share purchase agreement whereby the Seller agreed to the Purchaser, and the Purchaser agreed to purchase from the Seller, 83,418 shares of the common stock of Play Company Co., Ltd. (the “Company”), a company having its principal place of business at 20th Fl., Building A Business Tower, Nuriggum Square Bldg. (Sangam-dong), 396 World Cup buk-ro, Mapo-gu, Seoul, Korea (the “Share Purchase Agreement”); and

WHEREAS, the Parties have agreed to amend the Share Purchase Agreement to make certain changes.

NOW, THEREFORE, in consideration of the mutual agreements contained in this Amendment, the Parties agree as follows:

ARTICLE 1.	AMENDMENT TO THE SHARE PURCHASE AGREEMENT

(1)	The Parties agree to amend the Share Purchase Agreement as follows:

Before Amendment	After Amendment

2.2 Purchase Price.

(1) The purchase price for the Sale Shares payable by the Purchaser to the Seller under this Agreement shall be One Hundred Sixty Three Billion Seven Hundred Thirty Two Million Eighteen Thousand Korean Won (KRW 163,732,018,000) as determined based on the per share price of One Million Nine Hundred Sixty Two Thousand Seven Hundred Ninety Korean Won (KRW 1,962,790, if adjusted as set forth in this Agreement, as finally determined after reflecting such adjustment; the “Purchase Price”), which shall be settled via delivery of newly issued shares of the SPAC (the portion to be settled by such delivery of newly issued shares of the SPAC shall hereinafter be referred to as the “Share Issuance Portion”) and payment of cash (for the avoidance of doubt, in KRW, the portion to be paid in cash shall hereinafter be referred to as the “Cash Payment Portion”). The payment schedule of and adjustments to the Cash Payment Portion shall be as set forth in Exhibit 2.2, and the Share Issuance Portion shall be settled by delivery of newly issued shares of the SPAC whose aggregate value is equivalent to One Hundred Twenty Seven Billion Five Hundred Million Korean Won (KRW 127,500,000,000, i.e., amount equivalent to the portion of the Purchase Price corresponding to the Share Issuance Portion), where any fractional share shall be settled by increasing the Cash Payment Portion by a KRW amount equivalent thereto and the exchange rate to be applied shall be the exchange rate first published by KEB Hana Bank on the date which is one (1) Business Day prior to the date upon which the Share Issuance Portion shall be delivered.

2.2 Purchase Price.

(1) The purchase price for the Sale Shares payable by the Purchaser to the Seller under this Agreement shall be One Hundred Sixty Three Billion Seven Hundred Thirty Two Million ~~Eighteen~~Sixteen Thousand Two Hundred Twenty Korean Won (KRW 163,732,0~~18~~16,~~00~~220) as determined based on the per share price of One Million Nine Hundred Sixty Two Thousand Seven Hundred Ninety Korean Won (KRW 1,962,790, if adjusted as set forth in this Agreement, as finally determined after reflecting such adjustment; the “Purchase Price”), which shall be settled via delivery of new~~ly issued~~ shares issued by ~~of~~ the Purchaser ~~SPAC~~ (the portion to be settled by such delivery of newly issued shares of the SPAC shall hereinafter be referred to as the “Share Issuance Portion”) and payment of cash (for the avoidance of doubt, in KRW, the portion to be paid in cash shall hereinafter be referred to as the “Cash Payment Portion”). The payment schedule of and adjustments to the Cash Payment Portion shall be as set forth in Exhibit 2.2, and the Share Issuance Portion shall be settled by delivery of new~~ly issued~~ shares issued by ~~of~~ the Purchaser ~~SPAC~~ whose aggregate value is equivalent to One Hundred Twenty Seven Billion ~~Five~~Four Hundred Ninety Eight Million Nine Hundred Twelve Thousand Eight Hundred Twenty Korean Won (KRW 127,~~500~~498,~~000~~912,~~00~~820, i.e., amount equivalent to the portion of the Purchase Price corresponding to the Share Issuance Portion), where any fractional share shall be settled by increasing the Cash Payment Portion by a KRW amount equivalent thereto and the exchange rate to be applied shall be the exchange rate first published by KEB Hana Bank on the date which is one (1) Business Day prior to the date upon which the Share Issuance Portion shall be delivered.

(2) The issuance of the newly issued shares of the SPAC under Section 2.2(1) shall be performed promptly to the extent practically feasible after the closing of the transaction under the merger agreement to be entered into between the Purchaser and the SPAC (the “Merger Agreement”) (and in any event no later than sixty (60) days after the closing date of the transaction contemplated under the Merger Agreement). The shares to be delivered under Section 2.2(1) shall (i) have been listed on the securities exchange agreed by the Parties; (ii) be free and clear of any Encumbrance other than a lock-up arrangement agreed by the Parties in advance (the duration of which, for the avoidance of doubt, shall not exceed six (6) months); and (iii) be delivered by the Purchaser to the Seller with the foregoing covenants, representations and warranties. The Purchaser shall take measures and manners which would allow lawful and valid transfer of title to the relevant shares (e.g. transfer via a securities trading account), and the Seller shall cooperate with respect to measures reasonably requested by the Purchaser in furtherance thereof.	(2) <Deleted>

3.1 Closing.

The closing of the transaction relating to the sale and purchase of the Sale Shares (the “Closing”) shall, subject to the satisfaction (or waiver by a Party in accordance with Article 6) of all of the conditions precedent to the Closing set forth in Article 6, take place on the date upon which the execution and performance of the Merger Agreement shall have each been approved at the meeting of the shareholders of the Purchaser and the SPAC (in the event where the dates of approval differ, the later date) or such other date as agreed by the Parties (the “Closing Date”) at the offices of Lee & Ko located at 18F, New Hanjin Building, 63 Namdaemun-ro, Jung-gu, Seoul 04532, Korea or such other place as agreed by the Parties.

3.1 Closing.

The closing of the transaction relating to the sale and purchase of the Sale Shares (the “Closing”) shall, subject to the satisfaction (or waiver by a Party in accordance with Article 6) of all of the conditions precedent to the Closing set forth in Article 6, take place on January 5, 2024~~the date upon which the execution and performance of the Merger Agreement shall have each been approved at the meeting of the shareholders of the Purchaser and the SPAC (in the event where the dates of approval differ, the later date)~~ or such other date as designated~~agreed~~ by the Purchaser~~Parties~~ (the “Closing Date”) at the offices of Lee & Ko located at 18F, New Hanjin Building, 63 Namdaemun-ro, Jung-gu, Seoul 04532, Korea or such other place as agreed by the Parties.

3.3 Purchaser’s Actions at the Closing. On the Closing Date, simultaneously with the Seller’s performance of its obligations set forth in Section 3.2, the Purchaser shall deliver the following to the Seller:

(1) such documents as reasonably requested by the Seller to confirm the satisfaction of the conditions precedent to the Closing.

3.3 Purchaser’s Actions at the Closing. On the Closing Date, simultaneously with the Seller’s performance of its obligations set forth in Section 3.2, the Purchaser shall deliver the following to the Seller:

(1) delivery of new shares issued by the Purchaser as set forth in Section 2.2(1) (upon the request of the Seller, the Purchaser shall deliver a copy of the document corresponding to the shareholder register where the Seller is listed as the owner of such shares); and

(2) such documents as reasonably requested by the Seller to confirm the satisfaction of the conditions precedent to the Closing.

5.2 Post-Closing Covenants.

(6) Compensation of Loss Caused by Disposal of the New Shares Issues by the SPAC. If, within the three (3)-month period (the “Sale Period”) following the end of the six (6)-month lock-up period after the listing of the newly issued shares of the SPAC (i.e. Share Issuance Portion) on the Nasdaq market, the Seller disposes of the newly issued shares of the SPAC at a per share price less than the per-share value of such newly issued shares of the SPAC upon receipt by the Seller as the Share Issuance Portion under this Agreement, the Purchaser shall compensate the Seller for such shortfall by not later than January 31, 2027, provided, however, the following amount shall be deducted from the shortfall to be compensated by the Purchaser: (i) the gains on disposition realized by the Seller from the sale(s) of the Share Issuance Portion made until December 31, 2026; and (ii) the gains on valuation of the portion of the Share Issuance Portion that remains to be held by the Seller as of December 31, 2026 (i.e. the amount determined by multiplying (a) the number of the remaining shares by (b) the average closing price from December 1, 2026 to December 31, 2026). The treatment under this Section 5.2(6) shall be deemed an adjustment to the Purchase Price.

5.2 Post-Closing Covenants.

(6) Compensation of Loss Caused by Disposal of the New Shares Issues by the SPAC. If, within the three (3)-month period (the “Sale Period”) following the end of the six (6)-month lock-up period after the listing on the Nasdaq market of the newly issued shares of the SPAC that the Seller would receive, upon the SPAC’s merger, as consideration for the Purchaser’s new shares to be issued to the Seller in accordance with Section 2.2 (i.e. the Share Issuance Portion) (the “SPAC Issued New Shares”)~~on the Nasdaq market~~, the Seller disposes of the ~~newly issued shares of the~~ SPAC Issued New Shares at a per share price less than the per-share value of such ~~newly issued shares of~~ SPAC Issued New Shares upon receipt by the Seller ~~as the Share Issuance Portion under this Agreement~~, the Purchaser shall compensate the Seller for such shortfall by no~~t~~ later than January 31, 2027, provided, however, the following amount shall be deducted from the shortfall to be compensated by the Purchaser: (i) the gains on disposition realized by the Seller from the sale(s) of the ~~Share Issuance Portion~~SPAC Issued New Shares made until December 31, 2026; and (ii) the gains on valuation of the portion of the ~~Share Issuance Portion~~SPAC Issued Shares that remains to be held by the Seller as of December 31, 2026 (i.e. the amount determined by multiplying (a) the number of the remaining shares by (b) the average closing price from December 1, 2026 to December 31, 2026). The treatment under this Section 5.2(6) shall be deemed an adjustment to the Purchase Price.

(8) Block Deal. In the event that the Seller intends to sell newly issued shares of the SPAC (Share Issuance Portion) that is equivalent to KRW 10,000,000,000 or higher on a given single one (1) Business Day, the Seller shall implement such sale by no means other than a block deal.	(8) Block Deal. In the event that the Seller intends to sell the SPAC Issued New Shares ~~newly issued shares of the SPAC (Share Issuance Portion)~~ that is equivalent to KRW 10,000,000,000 or higher on a given single one (1) Business Day, the Seller shall implement such sale by no means other than a block deal.

6.1 Conditions Precedent to the Obligations of the Purchaser.

(4) the Merger Agreement shall have been validly and effectively executed and approved by the shareholders’ meetings of the Purchaser and the SPAC, respectively;

6.1 Conditions Precedent to the Obligations of the Purchaser.

(4) ~~the Merger Agreement shall have been validly and effectively executed and approved by the shareholders’ meetings of the Purchaser and the SPAC, respectively~~the submission of SEC documents (F4 filing) related to the SPAC listing by the Purchaser and the approval thereto by the SEC shall have been completed;

6.2 Conditions Precedent to the Obligations of the Seller.

(4) the Merger Agreement shall have been validly and effectively executed, and approved by the shareholders’ meetings of the Purchaser and the SPAC, respectively; and

6.2 Conditions Precedent to the Obligations of the Seller.

(4) ~~the Merger Agreement shall have been validly and effectively executed, and approved by the shareholders’ meetings of the Purchaser and the SPAC, respectively~~the submission of SEC documents (F4 filing) related to the SPAC listing by the Purchaser and the approval thereto by the SEC shall have been completed; and

8.1 Termination by Mutual Agreement.

At any time prior to the closing of the transaction contemplated under the Merger Agreement, this Agreement may be terminated by the written agreement of the Parties.

8.1 Termination by Mutual Agreement.

At any time prior to the closing of the transaction contemplated under the merger agreement to be entered into between the Purchaser and the SPAC (the “Merger Agreement”), this Agreement may be terminated by the written agreement of the Parties.

EXHIBIT 4.3

PURCHASER’S REPRESENTATIONS AND WARRANTIES RELATING TO THE PURCHASER

8. New SPAC Shares. In the event that the newly issued shares of the SPAC (i.e. the Share Issuance Portion) are delivered to the Seller pursuant to this Agreement, such newly issued shares of the SPAC will be (i) validly issued and listed on a securities exchange in accordance with all applicable Laws, including, but not limited to, the U.S. securities laws, the LLC Agreement and other internal rules and regulations of the SPAC, (ii) delivered in compliance with all applicable Laws, the LLC Agreement, and other internal rules and regulations of the SPAC, (iii) delivered with all necessary corporate action and internal approvals, governmental filings, and third-party consents or approvals being obtained in connection with the issuance and delivery of such New SPAC Shares, and (iv) transferred to the Seller with valid and legal ownership free and clear of any and all restrictions on sale, and other Encumbrances except for a lock-up arrangement separately agreed with Seller (the duration of which, for the avoidance of doubt, shall not exceed six (6) months).

EXHIBIT 4.3

PURCHASER’S REPRESENTATIONS AND WARRANTIES RELATING TO THE PURCHASER

8. Share Issuance Portion and New SPAC Shares. In the event that the newly issued shares ~~of~~by the ~~SPAC~~Purchaser (i.e. the Share Issuance Portion) and the SPAC Issued New Shares are delivered to the Seller pursuant to this Agreement, such newly issued shares ~~of~~by the Purchaser and the SPAC Issued New Shares will be (i) validly issued (and for the SPAC Issued New Shares, it shall have completed the listing~~listed~~ on a securities exchange) in accordance with all applicable Laws, including, but not limited to, the U.S. securities laws, the LLC Agreement and other internal rules and regulations of the Purchaser and the SPAC, (ii) delivered in compliance with all applicable Laws, the LLC Agreement, and other internal rules and regulations of the Purchaser and the SPAC, (iii) delivered with all necessary corporate action and internal approvals, governmental filings, and third-party consents or approvals being obtained in connection with the issuance and delivery of such New SPAC Shares, and (iv) transferred to the Seller with valid and legal ownership free and clear of any and all restrictions on sale, and other Encumbrances except for a lock-up arrangement separately agreed with Seller (the duration of which, for the avoidance of doubt, shall not exceed six (6) months).

EXHIBIT 2.2

PAYMENT SCHEDULE AND ADJUSTMENT TO THE PURCHASE PRICE

1. Payment Schedule. The Cash Payment Portion of the Purchase Price shall be paid according to the following schedule; provided, however, the amount to be paid within three (3) months from the listing date may be adjusted to the maximum amount of KRW 20,259,000,000 at the discretion of the Seller prior to the Closing Date.

EXHIBIT 2.2

PAYMENT SCHEDULE AND ADJUSTMENT TO THE PURCHASE PRICE

1. Payment Schedule. The Cash Payment Portion of the Purchase Price shall be paid according to the following schedule; ~~provided, however, the amount to be paid within three (3) months from the listing date may be adjusted to the maximum amount of KRW 20,259,000,000 at the discretion of the Seller prior to the Closing Date~~.

Payment Date	Purchase Price (KRW)	Payment Date	Purchase Price (KRW)
Within three (3) months from the listing date	18,132,018,000	Within three (3) months from the listing date	~~18,132,018,000~~ 18,133,103,400
January 31, 2025	9,050,000,000	January 31, 2025	9,050,000,000
January 31, 2026	9,050,000,000	January 31, 2026	9,050,000,000
TOTAL	36,232,018,000	TOTAL	~~36,232,018,000~~ 36,233,103,400

ARTICLE 2.	EXPENSES FOR EXTERNAL AUDIT REPORTS

Notwithstanding anything contrary in Section 9.6 of the Share Purchase Agreement, any cost and expense incurred in connection with the preparation of the Company’s external audit reports required to be submitted to U.S. government agencies during the merger and listing process of the SPAC shall be borne by the Purchaser.

ARTICLE 3.	MISCELLANEOUS

(1)	This Amendment shall come into effect upon the signature or execution by all Parties.

(2)	This Amendment shall be executed in Korean and English, and in the event of any discrepancy, the English version shall prevail.

(3)	The Parties agree that they shall not contest the validity of this Amendment under any circumstances.

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IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER

By:	/s/ Cho, Hyeongseok

Name:	Cho, Hyeongseok (DOB: January 23, 1977)

Address:	#A-4001, 299 Omok-ro (Mokdong Trapalace Western Avenue), Yangcheon-gu, Seoul, Korea

PURCHASER

K Enter Holdings Inc.

16192 Coastal Highway, Lewes, Delaware 19958, County of Sussex

By:	/s/ Lee, Youngjae

Name:	Lee, Youngjae

Title:	Representative Director